UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    Everest Capital Limited
    The Bank of Butterfield Building
    65 Front Street
    6th Floor
    Hamilton HMJX, Bermuda

2.  Issuer Name and Ticker or Trading Symbol

    Projectavision Inc.
    PJTV

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
    11/97

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)
    ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
                Previously was a 10% owner

7.  Individual or Joint/Group Filing (check Applicable Line)
      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |



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                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
                                               NO COMMON STOCK OWNED AT THIS TIME
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
Warrants           |$3.31+       |            |      |     |        |        |  present| 6/17/01 |Common  |   100,000  |
                   |             |            |      |     |        |        |         |         |Stock   |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
Warrants           |$1.65+       |11/14/97    |S     |V    |        |70,000  |  present|10/31/02 |Common  |    70,000  |
                   |             |            |      |     |        |        |         |         |Stock   |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
Warrants           |$1.65+       |11/14/97    |S     |V    |        |70,000  |  present|10/31/02 |Common  |    70,000  |
                   |             |            |      |     |        |        |         |         |Stock   |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
Warrants           |$1.65+       |11/14/97    |S     |V    |        |70,000  |  present|10/31/02 |Common  |    70,000  |
                   |             |            |      |     |        |        |         |         |Stock   |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
Series D           |$1.50+       |11/14/97    |S     |V    |        |35,000  |  present|  1/6/00 |Common  | 2,413,114  ]
  Convertible      |             |            |      |     |        |        |         |         |Stock   |            |
  Preferred        |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |



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|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       | 100,000           | I                 |                 |
|_______________________|___________________|___________________|_________________|
|                       | 0                 | I                 |                 |
|_______________________|___________________|___________________|_________________|
|                       | 0                 | I                 |                 |
|_______________________|___________________|___________________|_________________|
|                       | 0                 | I                 |                 |
|_______________________|___________________|___________________|_________________|
|  $85.00               | 0                 | I                 |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|

Everest Capital Limited

By: /s/ Marko Dimitrijevic   December 17, 1997
__________________________   _________________
      Marko Dimitrijevic          Date
      President

**Signature of
  Reporting Person

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.






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+  The Reporting Person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest, if any, therein


















































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